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                                                                      EXHIBIT 11



                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                          FOR THREE MONTHS ENDED JUNE 30,  FOR SIX MONTHS ENDED JUNE 30,
                                 1999        1998             1999        1998
                             -----------  -----------      -----------  -----------
Basic:

Net income ................  $ 8,885,083  $14,996,144      $ 9,844,740  $28,310,506
                             ===========  ===========      ===========  ===========

Weighted average number of
shares of common stock
outstanding ...............   53,008,409   53,849,094       53,106,576   53,319,341

Net income per common
 share ....................  $      0.17  $      0.28      $      0.19  $      0.53
                             ===========  ===========      ===========  ===========


Diluted:

Net income ................  $ 8,885,083  $14,996.144      $ 9,844,740  $28,310,506
                             ===========  ===========      ===========  ===========

Weighted average number of
shares of common stock
outstanding ...............   53,008,409   53,849,094       53,106,576   53,319,341

Net effect of dilutive
stock options--based on
the treasury stock method
using average market price     3,303,506    7,271,377        3,747,954    7,558,875
                             -----------  -----------      -----------  -----------

Total weighted average
number of shares of common
stock and common stock
equivalents outstanding ...   56,311,915   61,120,471       56,854,530   60,878,216
                             ===========  ===========      ===========  ===========

Net income per common
 share ....................  $      0.16  $      0.25      $      0.17  $      0.47
                             ===========  ===========      ===========  ===========